Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

OptiNose, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Amended and Restated 2010 Stock Incentive Plan	457(c) and 457(h)	3,289,556.00	(2)	$2.79	(3)	$9,177,862.00	(3)	0.0000927	$851.00
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2017 Employee Stock Purchase Plan	457(c) and 457(h)	822,389.00	(4)	$2.79	(3)	$2,294,466.00	(3)	0.0000927	$213.00
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to Non-Qualified Stock Option Award (Inducement Grant)	457(h)	42,000.00	(5)	$2.51	(6)	$105,420.00	(6)	0.0000927	$10.00
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to Non-Qualified Stock Option Award (Inducement Grant)	457(h)	18,000.00	(5)	$2.57	(6)	$46,260.00	(6)	0.0000927	$5.00
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to Non-Qualified Stock Option Award (Inducement Grant)	457(h)	11,000.00	(5)	$2.64	(6)	$29,040.00	(6)	0.0000927	$3.00
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to Non-Qualified Stock Option Award (Inducement Grant)	457(h)	42,500.00	(5)	$1.59	(6)	$67,575.00	(6)	0.0000927	$7.00
Total Offering Amounts							$11,720,623.00			$1,089.00
Total Fee Offsets										$—
Net Fees Due										$1,089.00

Exhibit 107
(1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Represents shares of common stock, par value $0.001 per share (“Common Stock”), of OptiNose, Inc. (the “Registrant”), that were added to the shares reserved under the Registrant’s Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”) on January 1, 2022, pursuant to an “evergreen” provision contained in the 2010 Plan.
(3) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 3, 2022.
(4) Represents shares of Common Stock that were added to the shares reserved under the Registrant's 2017 Employee Stock Purchase Plan on January 1, 2022, pursuant to an "evergreen" provision contained in the 2010 Plan.
(5) Represents shares of Common Stock issuable upon the exercise of the non-qualified stock option awards granted to employees of the Registrant between February 2021 and November 2021 as an inducement material to each such employee's acceptance of employment with the Registrant (the “Stock Option Inducement Awards”).
(6) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the price at which the Stock Option Inducement Awards may be exercised.